Exhibit 99.(11)(b)

September 22, 2014

Turner Funds

1205 Westlakes Dr., Suite 100

Berwyn, PA 19312-2414

Ladies and Gentlemen:

We have acted as counsel to Turner Funds, a Massachusetts business trust (the “Trust”), and its series, Turner Midcap Growth Fund (the “Acquiring Fund”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering Class I shares and Class III shares of beneficial interest of the Acquiring Fund (the “Merger Shares”) to be issued pursuant to a Plan of Reorganization (the “Plan”).

The Plan, in the form adopted by the Board of Trustees of the Trust, provides, in pertinent part, for (i) the transfer of all of the assets of the Turner Large Growth Fund, also a separate series of the Trust (the “Acquired Fund”), to the Acquiring Fund in exchange for the issuance of the Merger Shares determined in the manner specified in the Plan, and (ii) the assumption by the Acquiring Fund of all of the debts, liabilities, obligations and duties of the Class I shares and the Class II shares of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Plan, the Agreement and Declaration of Trust of the Trust, as amended, the By-Laws of the Trust, as amended, and the actions of the Trust that provide for the issuance of the Merger Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Merger Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

2.             When issued and consideration therefor has been paid in accordance with the Plan, the Merger Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.  In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ K&L Gates LLP